(d)(17)(i)

May 31, 2019

Matt Chadwick

Strategic Relationship Manager

PanAgora Asset Management, Inc.

One International Place, 24th Floor

Boston, MA 02110

Dear Mr. Chadwick:

Pursuant to the Sub-Advisory Agreement, effective as of the close of business on January 20, 2017 (the “Agreement”), between Voya Investments, LLC and PanAgora Asset Management, Inc., we hereby notify you of our intention to modify the annual sub-adviser fee rate for Voya Multi-Manager International Factors Fund (the “Fund”), effective on May 31, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual sub-adviser fee rate for the Fund, is attached hereto.

Please signify your acceptance to the modified sub-adviser fee rate for the Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
PanAgora Asset Management, Inc.

By:	/s/ Jason Ketchen

Name:	Jason Ketchen

Title:	General Counsel

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

PANAGORA ASSET MANAGEMENT, INC.

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets allocated to the Sub-Adviser)
Voya Multi-Manager International Factors Fund	[Redacted]